Exhibit 99.1

NEWS FOR IMMEDIATE RELEASE	CONTACT:	BRIEN M. CHASE, CFO
NOVEMBER 3, 2014		304-525-1600

PREMIER FINANCIAL BANCORP, INC.
REPORTS THIRD QUARTER 2014 EARNINGS

PREMIER FINANCIAL BANCORP, INC. (PREMIER), HUNTINGTON, WEST VIRGINIA (NASDAQ/NMS-PFBI), a $1.3 billion bank holding company with two bank subsidiaries, announced its financial results for the third quarter of 2014.  Premier realized income of $3,151,000 (34 cents per diluted share) during the quarter ending September 30, 2014, a 19.7% decrease from the $3,926,000 of net income reported for the third quarter of 2013.  The decrease is largely due to a higher amount of deferred interest and purchase discounts recognized on loans liquidated in the third quarter of 2013 compared to the third quarter of 2014.  In the third quarter of 2013, $1,809,000 of deferred interest and purchase discounts was recognized in interest income as a result of loans liquidated during the quarter compared to $518,000 of deferred interest and purchase discounts recognized as income on loans liquidated during the third quarter of 2014.  Otherwise, when compared to the third quarter of 2013, a $1,690,000 increase in net interest income and a $100,000 increase in non-interest income in the third quarter of 2014 were substantially offset by a $1,249,000 increase in non-interest expenses and a $486,000 increase in the provision for loan losses.  On a diluted per share basis, Premier earned $0.34 during the third quarter of 2014 compared to $0.44 per diluted share earned during the third quarter of 2013.  For the first nine months of 2014, Premier realized net income of $9,921,000 ($1.09 per diluted share) compared to $9,539,000 ($1.07 per diluted share) earned during the first nine months of 2013.

President and CEO Robert W. Walker commented, “The success of the new operations from the Bank of Gassaway, purchased on April 4, 2014, is masked this quarter by the positive income events reported in the prior year.  In the third quarter of 2013, Premier realized $1.8 million in unexpected loan interest income from the full repayment of three impaired loans.  In the same quarter last year, we were able to reduce our provision for loan losses to just $50,000 compared to $500,000 of provision expense reported for the first six months of 2013.  These events were a significant boost to our third quarter 2013 results and thus overshadow the comparison to our core third quarter 2014 results, especially since our expenses have naturally increased as a result of adding the five new locations from the Bank of Gassaway.  And while not all of our increased expenses are a direct result of the Gassaway acquisition, we continue to believe the profitability of those operations has room to increase as we further assimilate their branch network into our own.  We continue to press hard to liquidate troubled assets, foreclosing on some properties and reducing the carrying value of others.  Lastly, although the savings won’t be realized until next quarter, we are pleased to have redeemed $7.0 million of our Series A Preferred Stock by the end of this quarter and have announced the redemption of the remaining $5.0 million by the middle of November.  The full redemption of the $12.0 million in 2014 will save Premier approximately $1,080,000 per year in preferred dividends, assuming the 9.00% per annum dividend rate - the equivalent of approximately 13 cents per share in 2015.”

Net interest income for the quarter ended September 30, 2014 totaled $12.426 million, compared to $12.027 million of net interest income earned during the third quarter of 2013.  When compared to the third quarter of 2013, net interest income increased by $399,000, or 3.3%, largely due to a $441,000 increase in interest income on loans and a $41,000 decrease in interest expense paid on deposits.  In the third quarter of 2014, interest income on loans included an increase of approximately $1.43 million from the loans acquired from the Gassaway purchase.  Partially offsetting this increase was a $1.29 million decrease in the recognition of deferred interest and purchase discounts on loans that fully repaid during the third quarter of 2014 versus the third quarter of 2013.  In the third quarter of 2013, $1.80 million of deferred interest and purchase discounts were recognized upon the payoff of loans that were impaired at one time, compared to $518,000 of deferred interest and purchase discounts recognized in the third quarter of 2014 upon the payoff of loans that were impaired.

When compared to the third quarter of 2013, interest expense on deposits decreased by $41,000, or 4.1%, during the third quarter of 2014.  This decrease in interest expense includes $90,000 of additional interest expense on deposits from the Gassaway purchase.  Otherwise, interest expense on deposits in the third quarter of 2014 would have decreased by $131,000, or 13.2%, when compared to the third quarter of 2013.  Also affecting net interest income in the third quarter of 2014 was a $113,000 decrease in interest income on investments, largely due to lower average yields on the investment portfolio, a $6,000 increase in interest income on federal funds sold and interest bearing bank balances, and a $24,000 decrease in interest expense on short- and long-term borrowings.

Net overhead costs (non-interest expenses less non-interest income) for the quarter ending September 30, 2014 totaled $6.998 million compared to $5.893 million in the third quarter of 2013.  The $1.1 million increase in net overhead when compared to the third quarter of 2013 is largely due to increases in expenses such as staff costs, occupancy and equipment, data processing, FDIC insurance, and amortization of intangible assets as a result of the inclusion of the operations of Gassaway since its purchase on April 4, 2014.  Non-interest income also increased as a result of the Gassaway purchase.  Non-interest income increased by $100,000, or 5.7%, in the third quarter of 2014 when compared to the third quarter of 2013, largely due to a $133,000, or 25.9%, increase in electronic banking income and a $41,000, or 4.6%, increase in service charges on deposit accounts.  These increases were partially offset by a $33,000 decrease in income from other banking services and a $44,000 decrease in gains realized upon the sale of investment securities.  Non-interest expenses increased by $1.2 million, or 16.5%, in the third quarter of 2014 compared to the third quarter of 2013.  Increases in non-interest expenses include a $659,000, or 17.6%, increase in staff costs, a $211,000, or 19.7%, increase in occupancy and equipment expense, a $243,000, or 29.1%, increase in data processing costs, a $35,000, or 16.5% increase in FDIC insurance premiums, and a $73,000, or 48.0%, increase in the amortization of intangibles, largely due to the addition of the operations of Gassaway.  Other increases in non-interest expenses include a $290,000 increase in expenses and write downs of other real estate owned.  These expenses were partially offset by a $460,000 decrease in professional fees, largely due to the third quarter 2014 reimbursement of $275,000 expensed for legal matters in the first quarter of 2014 compared to higher legal, audit and consulting expenses recorded in the third quarter of 2013.

During the quarter ending September 30, 2014, Premier recorded a $536,000 provision for loan losses, compared to a $50,000 provision for loan losses recorded during the same period of 2013.  The increase in the provision expense in 2014 is largely due to an increase in specific reserves allocated to impaired loans during the third quarter of 2014.  Specific reserves on impaired loans increased from $1,159,000 to $1,528,000 during the third quarter of 2014 compared to a $354,000 decrease in specific reserves on impaired loans during the third quarter of 2013.  The reduction in specific reserves on impaired loans in 2013 was more than offset by an increase in the allowance for loan losses related to growth in the loan portfolio in 2013.  Likewise, the $369,000 increase in specific reserves on impaired loans during the third quarter of 2014 was amplified by an increase in the allowance for loan losses related to growth in the loan portfolio in 2014.  The level of provision expense is determined under Premier’s internal analyses of evaluating credit risk. The extended decline in economic conditions is still having an impact on borrowers’ repayment abilities; however both non-accrual loans and accruing loans 90+ days past due have decreased since year-end 2013.  The amount of future provisions for loan losses, either positive or negative, will depend on any future improvement or further deterioration in the estimated credit risk in the loan portfolio as well as whether additional payments are received on loans previously identified as having significant credit risk.  Gross charge-offs of loans increased by $195,000 in the third quarter of 2014 when compared to the same quarter of 2013, while recoveries of loans previously charged-off increased by $38,000 during the same period comparison.

Total assets as of September 30, 2014 were up $161.2 million, or 14.7%, from the $1.1 billion of total assets at year-end 2013.  The increase in assets is largely due to the purchase of Gassaway in April 2014, which added approximately $185.5 million in total assets (net of the $20.3 million cash purchase price), $95.1 million in net loans, $184.6 million in total deposits, $38.7 million in investment securities and $41.0 million of liquid assets (net of the $20.3 million cash purchase price.)  Since year-end, investment securities have increased by $35.5 million, or 16.3%, largely due to the investment portfolio acquired from Gassaway.  The increase as a result of including Gassaway’s investment portfolio has been partially offset by monthly payments on mortgage-backed investments and scheduled maturities.  Total loans outstanding have increased by $113.6 million, or 15.3%, since year-end, largely due to the $95.1 million of loans from the Gassaway purchase but also due to an increase in new loan demand.  Total deposits have increased by $153.0 million since year-end, as the $184.6 million in deposits assumed from the Gassaway purchase have been reduced by approximately $31.6 million of deposit withdrawals during the first nine months of 2014.

Shareholders’ equity of $148.2 million equaled 11.8% of total assets at September 30, 2014, which compares to shareholders’ equity of $146.9 million or 13.4% of total assets at December 31, 2013.  While total shareholders’ equity increased in the first nine months of 2014, the ratio to total assets decreased as a result of the Gassaway acquisition as well as the redemption of $7.0 million of Premier’s Series A Preferred Stock.  Per the terms of the acquisition, Premier Bank paid cash to the sellers and no equity was issued by the Company.  As a result, total assets increased by approximately $185.5 million (on acquisition date) with no increase in total shareholders’ equity.  The increase in shareholders’ equity was largely due to the $9.9 million of net income during the first nine months of 2014, substantially offset by the redemption of $7.0 million of Premier’s Series A Preferred Stock, which occurred on September 26, 2014.  Other items affecting shareholders’ equity include decreases from year-to-date dividends declared on Premier’s common stock and Series A Preferred Stock and a $1.9 million, net of tax, increase in the market value of the investment portfolio available for sale.

Certain Statements contained in this news release, including without limitation statements including the word "believes," "anticipates," "intends," "expects" or words of similar import, constitute "forward-looking statements" within the meaning of section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of Premier to be materially different from any future results, performance or achievements of Premier expressed or implied by such forward-looking statements. Such factors include, among others, general economic and business conditions, changes in business strategy or development plans and other factors referenced in this press release. Given these uncertainties, prospective investors are cautioned not to place undue reliance on such forward-looking statements. Premier disclaims any obligation to update any such factors or to publicly announce the results of any revisions to any of the forward-looking statements contained herein to reflect future events or developments.

Following is a summary of the financial highlights for Premier as of and for the period ending September 30, 2014

PREMIER FINANCIAL BANCORP, INC.
Financial Highlights
Dollars in Thousands (except per share data)

	For the Quarter Ended		For the Nine-Months Ended
	Sept 30	Sept 30	Sept 30	Sept 30
	2014	2013	2014	2013
Interest Income	13,526	13,192	39,360	36,924
Interest Expense	1,100	1,165	3,251	3,664
Net Interest Income	12,426	12,027	36,109	33,260
Provision for Loan Losses	536	50	147	550
Net Interest Income after Provision	11,890	11,977	35,962	32,710
Non-Interest Income	1,858	1,758	5,022	4,984
Non-Interest Expenses	8,828	7,579	25,571	22,775
Income Before Taxes	4,920	6,156	15,413	14,919
Income Taxes	1,769	2,230	5,492	5,380
NET INCOME	3,151	3,926	9,921	9,539
Preferred Stock Dividends and Accretion	(205)	(165)	(535)	(495)
Net Income Available to Common Shareholders	2,946	3,761	9,386	9,044

EARNINGS PER SHARE	0.36	0.47	1.16	1.13
DILUTED EARNINGS PER SHARE	0.34	0.44	1.09	1.07
DIVIDENDS PER SHARE	0.12	0.11	0.36	0.33

Charge-offs	398	203	1,321	595
Recoveries	165	127	327	729
Net charge-offs (recoveries)	233	76	994	(134)

PREMIER FINANCIAL BANCORP, INC.
Financial Highlights (continued)
Dollars in Thousands (except per share data)

	Balances as of
	September 30	December 31
	2014	2013
ASSETS
Cash and Due From Banks	35,275	27,378
Interest Bearing Bank Balances	38,765	36,606
Federal Funds Sold	7,877	12,777
Securities Available for Sale	253,559	218,066
Loans (net)	844,214	729,743
Other Real Estate Owned	12,574	13,524
Other Assets	32,050	30,089
Goodwill and Other Intangible Assets	37,054	31,996
TOTAL ASSETS	1,261,368	1,100,179

LIABILITIES & EQUITY
Deposits	1,076,996	924,023
Fed Funds/Repurchase Agreements	13,155	11,319
FHLB Advances	5,000	-
Other Borrowings	12,330	13,800
Other Liabilities	5,653	4,097
TOTAL LIABILITIES	1,113,134	953,239
Preferred Stockholders’ Equity	5,000	11,955
Common Stockholders’ Equity	143,234	134,985
TOTAL LIABILITIES & STOCKHOLDERS’ EQUITY	1,261,368	1,100,179

TOTAL BOOK VALUE PER COMMON SHARE	17.65	16.79
Tangible Book Value per Common Share	13.08	12.81

Non-Accrual Loans	13,712	16,641
Loans 90 Days Past Due and Still Accruing	4,006	8,478